Exhibit 99

GORMAN-RUPP REPORTS THIRD QUARTER 2012 RESULTS AND COMPLETES SOUTH AFRICAN ACQUISITION

Mansfield, Ohio – October 26, 2012 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the third quarter 2012 and announces the completion of the acquisition of Pumptron (Proprietary) Limited of Johannesburg, South Africa (“Pumptron”).

Net sales during the third quarter 2012 were $91.6 million compared to $90.2 million during the same period in 2011. Net income during the quarter was $6.7 million compared to $7.7 million in the third quarter 2011, a 13.0% decrease. Earnings per share were $0.32 and $0.37 for the respective periods.

Net sales for the nine months ended September 30, 2012 increased 7.7% to a record $287.0 million compared to $266.4 million during the same period in 2011. Both years benefited from increases in our seasonal agriculture market business contributed by our 2010 acquisition of National Pump Company. Net income increased 3.4% to a record $24.5 million compared to $23.7 million in the first nine months of 2011. Earnings per share were $1.17 and $1.13 for the respective periods.

Sales increased a modest 1.6% during the quarter compared to the same period last year. Sales improved 10.3% in our larger water markets group and declined 12.0% in our non-water markets. Major contributions to water market sales were shipments of pumps for domestic flood control, and shipments of pumps for water supply and sewage systems domestically and internationally. The quarter’s non-water market decreases were primarily in the OEM market due to the scale-down of U.S. military operations overseas, and shipments of fabricated products related to power generation declined due to the slow and unsteady economic recovery and related reduced power demands in North America.

The decrease in earnings for the quarter was principally driven by a less favorable product mix among the market groups, combined with selling, general and administrative expense increases due to healthcare costs and the completion of the Pumptron acquisition.

The Company’s backlog of orders was $146.7 million at September 30, 2012 compared to $157.9 million a year ago and $155.5 million at December 31, 2011. The planned decrease in backlog from September 30, 2011 and December 31, 2011 was primarily due to record shipments during the twelve months ending September 30, 2012 combined with lower incoming orders for the construction market. The backlog is expected to be boosted in the first quarter of 2013 by approximately $70 million based on a letter of intent to the Company to supply major flood control pumps for a member of the joint venture construction group for a significant New Orleans flood control project as announced by the Company October 1, 2012. The award of this joint venture project has been protested by unsuccessful bidders and is expected to be resolved by the end of January 2013.

Cash and short-term investments totaled $15.0 million, and short-term bank debt was reduced to $8.0 million at September 30, 2012. Working capital increased 8.3% from December 31, 2011 to $113.7 million at September 30, 2012 largely due to increased inventory, including larger engines to reduce future delivery lead-times, and to increased accounts receivable due to larger late third quarter 2012 shipments of flood control systems. Inventory is expected to be reduced over the next three quarters due to shipments of some previously-reported longer-term orders received in 2011.

Also, the Company announces Gorman-Rupp Africa Proprietary Limited (“G-R Africa”) has purchased the business of Pumptron with cash generated from operations. Pumptron has been an international value-added distributor for Gorman-Rupp for over 25 years and will further enhance the Company’s continuing international expansion. Founded in 1986, Pumptron is a leading provider of water-related pumping solutions primarily serving the construction, mining, agricultural and municipal markets in South Africa and increasingly throughout other sub-Sahara African countries. Pumptron is headquartered in Johannesburg with operating locations in Cape Town and Durban and had approximately $10 million in revenue during its fiscal year 2012, which includes sales of Gorman-Rupp products.

Jeffrey S. Gorman, President and CEO said, “As we move into the fourth quarter, we remain focused on providing high quality products, executing on profitable growth and acquisition opportunities, and maintaining a very strong balance sheet which provides excellent financial flexibility. Although there are some positive indicators as mentioned above, we expect to continue to be challenged for at least the next several quarters by well-publicized domestic and global economic conditions affecting most of the markets the Company serves. The acquisition of Pumptron will accelerate Gorman-Rupp’s presence in South Africa and serve as a platform for future growth in the rapidly-evolving sub-Sahara Africa region where the needs for water, wastewater, agriculture and construction infrastructure present excellent opportunities for growth in key markets we serve.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, the absence of which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) changes in government budgets and in laws and regulations, including taxes; (3) the successful integration of acquisitions; and (4) the Company’s future cash flow and financial condition. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

David P. Emmens

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1477

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$91,626	$90,215	$287,034	$266,448
Cost of products sold	69,796	67,748	215,789	198,346

Gross profit	21,830	22,467	71,245	68,102
Selling, general and administrative expenses	11,727	10,941	34,420	32,436

Operating income	10,103	11,526	36,825	35,666
Other income (expense) - net	38	(324)	285	(421)

Income before income taxes	10,141	11,202	37,110	35,245
Income taxes	3,435	3,547	12,595	11,546

Net income	$6,706	$7,655	$24,515	$23,699

Earnings per share	$0.32	$0.37	$1.17	$1.13

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	September 30, 2012	December 31, 2011
Assets
Cash and short-term investments	$15,033	$21,202
Accounts receivable - net	60,298	56,419
Inventories	81,790	73,193
Deferred income taxes and other current assets	5,518	5,058

Total current assets	162,639	155,872
Property, plant and equipment - net	120,659	114,349
Other assets	4,037	2,998
Goodwill and other intangible assets	27,247	25,481

Total assets	$314,582	$298,700

Liabilities and shareholders’ equity
Accounts payable	$11,427	$15,679
Short-term debt	8,000	10,000
Accrued liabilities and expenses	29,547	25,194

Total current liabilities	48,974	50,873
Pension benefits	3,421	6,571
Postretirement benefits	23,259	22,705
Deferred and other income taxes	3,719	3,787

Total liabilities	79,373	83,936
Shareholders’ equity	235,209	214,764

Total liabilities and shareholders’ equity	$314,582	$298,700

Shares outstanding	20,996,893	20,990,893

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